Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER EQUITY, L.P.

ANNOUNCES UNITHOLDER APPROVAL

DALLAS – February 22, 2007 – Energy Transfer Equity, L.P. (NYSE: ETE) today announced that its Common Unitholders approved a proposal to convert the Partnership’s Class C Units into Common Units. The vote was taken at a special shareholders meeting held today in Dallas.

The Class C Units were issued in exchange for the 50% incentive distribution rights of Energy Transfer Partners, L.P. the Partnership did not already own. The conversion to Common Units is on a one-to-one basis, resulting in a greater number of Common Units outstanding, but not an increase in the overall number of units of the partnership. Accordingly, on an overall basis, the conversion will not be dilutive to the Partnership’s existing Common Unitholders. The 83,148,900 outstanding Class C Units, which are held by investors in Energy Transfer Investments, L.P. (“ETI”), will be cancelled and the Partnership will issue 83,148,900 Common Units to ETI.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of mostly midstream energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:
Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer	Gittins & Granado
214-981-0700	214-361-0400